TRANSFER AGENT SERVICES AGREEMENT
     This Agreement, dated as of the 5th day of March, 1997, made by and between The Bjurman Funds, (the "Trust") a business trust operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                      WITNESSETH THAT:
     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and
     WHEREAS, the Trust desires to retain FPS to perform share transfer agency, redemption and dividend disbursing services as set forth in this Agreement and in Schedule "A" attached hereto, and to perform certain other functions in connection with these duties; and
     WHEREAS, FPS is registered with the Securities and Exchange
Commission as a Transfer Agent as required under Section 17A(c) of the Securities Exchange Act of 1934, as amended; and
     WHEREAS, FPS is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
     Section 1. The terms as defined in this Section wherever used in this Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.
     Shareholders shall mean the registered owners of the shares of the Series in accordance with the share registry records maintained by FPS for the Trust.
     Shares shall mean the issued and outstanding shares of the Series.
     Signature Guarantee shall mean the guarantee of signatures by an "eligible guarantor institution" as defined in rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.
     Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FPS in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to FPS to be a person or persons so authorized by a resolution of the Board of Trustees of the Trust.
     Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to FPS in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to FPS to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Trust to give Written Instructions to FPS.
                  TRANSFER AGENCY SERVICES
     Section 2. FPS shall make original issues of Shares in accordance with this Agreement and with the Trust's Prospectus and Statement of Additional Information then in effect, upon the written request of the Trust, and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Trustees of the Trust authorizing such issue; (ii) an opinion of counsel as to the validity of such Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such Shares.
     Section 3.  Transfers of Shares shall be registered and new
Shares issued by FPS upon redemption of outstanding Shares, (i) in the form deemed by FPS to be properly endorsed for transfer, (ii) with all necessary endorser's signatures guaranteed pursuant to Rule
17Ad-15 under the Securities Exchange Act of 1934, as amended, and accompanied by, (iii) such assurances as FPS shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.
     Section 4. In registering transfers, FPS may rely upon the applicable commercial code or any other applicable law which, in the written opinion of counsel (a copy of which shall previously have been furnished to the Trust), protect FPS and the Trust in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.
     Section 5. With respect to confirmed trades received by FPS from a registered representative of an NASD member, FPS shall periodically notify the Trust of the current status of outstanding confirmed trades. FPS is authorized to cancel confirmed trades which have been outstanding for thirty (30) days. Upon such cancellation, FPS shall instruct the accounting agent to adjust the books of the Trust accordingly. FPS will not accept telephone purchases directly from shareholders.
     Section 6. FPS will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Shares. FPS is responsible to provide reports of Share purchases, redemptions, and total Shares outstanding on the next business day after each net asset valuation. FPS is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fractions thereof owned by them.
     Section 7. In addition to the duties and functions above-mentioned, FPS will perform the usual duties and functions of a stock transfer agent for an investment company as listed in Schedule "A" attached hereto. FPS may rely conclusively and act without further investigation upon any list, instruction, certification, authorization or other instrument or paper reasonably believed by FPS in good faith, to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Trust, or upon the advice of counsel for the Trust or for FPS. FPS may record any transfer of Shares which it reasonably believes to have been duly authorized or may refuse to record any transfer of Shares if in good faith FPS deems such refusal necessary in order to avoid any liability either of the Trust or FPS. The Trust agrees to indemnify and hold harmless
FPS from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of such reliance or acting or refusing to act. FPS shall maintain and reconcile all operating bank accounts necessary to facilitate all transfer agency processes;
including, but not limited to, distribution disbursements, redemptions and payment clearance accounts.
     Section 8. In the event of any request or demand for the inspection of the Share records of the Series is received, FPS shall use its best efforts to notify the Trust and to secure instructions as to permitting or refusing such inspection. FPS may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.
                     ISSUANCE OF SHARES
     Section 9. Prior to the daily determination of net asset value in accordance with the Series' Prospectus and Statement of Additional Information, FPS shall process all purchase orders received since the last determination of the Series' net asset value.
     FPS shall calculate daily the amount available for investment in Shares at the net asset value determined by the Series' pricing agent as of the close of regular trading on the New York Stock
Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Trust's custodian bank (the "Custodian"). FPS shall place a purchase order daily with the appropriate Series for the proper number of Shares and fractional
Shares to be purchased and confirm such number to the Trust, in writing.
     Section 10. Share certificates will not be issued in conjunction with the sale of Shares.
     Section 11. FPS, having made the calculations provided for above, shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by FPS to the Shareholder Registration Records. The Shares and fractional
Shares purchased for each Shareholder will be credited by FPS to that Shareholder's separate account. FPS shall mail to each Shareholder a confirmation of each purchase, with copies to the Trust, if requested. Such confirmations will show the prior Share balance, the new Share balance, the amount invested and the price paid for the newly purchased Shares.
                        REDEMPTIONS
     Section 12. FPS shall, prior to the daily determination of net asset value in accordance with the Series' Prospectus and Statement of Additional Information, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, FPS shall advise the Trust of the total number of Shares available for redemption and the number of Shares and fractional
Shares requested to be redeemed. FPS shall furnish the Trust with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and make the proper distribution and application of the redemption proceeds in accordance with the Series' Prospectus and Statement of Additional Information then in effect. The stock registry books recording outstanding Shares, the shareholder registration records and the individual account of the Shareholder shall be properly debited.
     Section 13. The proceeds of redemption shall be remitted by FPS by check mailed to the Shareholder at the Shareholder's registered address or wired to an authorized bank account in accordance with the Series' Prospectus and Statement of Additional Information then in effect.
     For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Trust shall provide FPS, from time to time, with Written Instructions concerning the time within which such requests may be honored.
                         DIVIDENDS
     Section 14. The Trust shall notify FPS of the date of each dividend declaration or capital gains distribution. In addition, the Trust shall provide to FPS five business days' prior written notice of the record date for determining the Shareholders entitled to payment. The per-share payment amount of any dividend or capital gain shall be determined by the Trust and communicated to FPS.
     Section 15. On or before each payment date, the Trust will notify FPS of the total amount of the dividend or distribution currently payable. FPS will, on the designated payment date, automatically reinvest all dividends in additional Shares except in cases where Shareholders have elected to receive distribution in cash, in which case FPS will mail distribution checks to the Shareholders for the proper amounts payable to them from monies transferred by the Custodian to FPS for that purpose.
                            FEES
     Section 16. The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation will be comprised of two components, payable on a monthly basis, as follows:
               (i) an annual shareholder Account Maintenance Fee calculated by multiplying the monthly average number of accounts for Class A Shares and Class D Shares of the Trust by one twelfth
(1/12th) the respective account fee as stated in Schedule "B", subject to a minimum fee per class, which the Trust hereby authorizes
FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and
               (ii) reimbursement of any reasonable out-of-pocket expenses paid by FPS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse FPS for such expenses within ten calendar days of receipt of such bill.
     For the purpose of determining fees payable to FPS, the value of the Series' net assets shall be computed at the times and in the manner specified in the Series' Prospectus and Statement of Additional Information then in effect.
     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.
                     GENERAL PROVISIONS
     Section 17. FPS shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of dividends and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each Shareholder. FPS agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 under the Act, any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1 under the Act.
     Section 18. In addition to the services as Transfer Agent and dividend disbursing agent set forth above, FPS may perform other services for the Trust as agreed upon from time to time, including but not limited to, preparation of and mailing Federal Tax
Information Forms and mailing semi-annual reports to shareholders of the Trust.
     Section 19. Nothing contained in this Agreement is intended to or shall require FPS in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York
Stock Exchange is open.
     Section 20.    Limitation of Liability
     (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.
     (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.
     (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.
     If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim.
Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 20(c) if the Trust has not been prejudiced in any material respect by such failure.
     The Trust and FPS shall cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.
     FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:
               (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;
               (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or
               (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.
     (d) The terms of this Section 20 shall survive the termination of this Agreement.
     Section 21.  FPS is authorized, upon receipt of Written
Instructions from the Trust, to make payment upon redemption of Shares without a signature guarantee. The Trust hereby agrees to indemnify and hold FPS, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by FPS upon redemption of Shares pursuant to Written Instructions and without a signature guarantee.
     Section 22.
          (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party as set forth in
(c) below.
          (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment as determined by the Parties.
          (c) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty
(180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.
          (d) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer all required records which are the property of the Trust and shall cooperate in the transfer of such records, and its duties and responsibilities under the Agreement.
     Section 23. The Trust shall file with FPS a certified copy of each resolution of its Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions, as provided in Section 1 of this Agreement.
     Section 24. This Agreement may be amended from time to time by a supplemental agreement executed by the Trust and FPS.
     Section 25. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

If to the Trust:                                 If to FPS:

George D. Bjurman and Associates       FPS Services, Inc.
10100 Santa Monica Boulevard           3200 Horizon Drive, P.O. Box 61503
Los Angeles, CA  90067-4103            King of Prussia, PA 19406-0903
Attn: G. Andrew Bjurman, President     Attn: Kenneth J. Kempf, President


     Section 26. Authority of Signatories   The Parties represent
and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any officer or shareholder of the Series individually.
     Section 27. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 28. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.
     Section 29. This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.
     Section 30. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by FPS and the Trust.
     Section 31. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting in its entirety, of eleven typewritten pages, together with Schedules "A," "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.


The Bjurman Funds


/s/ G. Andrew Bjurman
____________________________________
By: G. Andrew Bjurman, Co-President



/s/ O. Thomas Barry, III
______________________________________
By: O. Thomas Barry, III, Co-President

FPS Services, Inc.

/s/ Kenneth J. Kempf
____________________________________
By: Kenneth J. Kempf, President

                                                          Schedule "A"

            Transfer Agent/Shareholder Services
                            for
                       The Bjurman Funds

The following is a list of Services to be provided under this
Agreement:

I. - Shareholder File

         1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and NSCC - FundSERV - Networking transmissions.

         2. Create Customer Information File (CIF) to link accounts within the Fund and across funds within the Fund Group. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

         3. 100% quality control of new account information including verification of initial investment.

*        4.  Systematic linkage of shareholder accounts with exact
             matches on social security number and address for the purpose of consolidated account history reporting.
             Periodic production of laser printed combined statements.

*        5.  Production of household mailing labels which enable
             the Fund to do special mailings to each address in the Fund Group rather than each account.

         6. Maintain account and customer file records, based on shareholder request and routine quality review.

         7. Maintain tax ID certification and NRA records for each account, including backup withholding.

         8.  Provide written confirmation of address changes.

         9. Produce shareholder statements for daily activity, dividends, on-request, third party and periodic mailings.

*        10. Produce shareholder lists, labels and ad hoc reports
             to Trust management as requested.

         11. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

         12. Image all applications, account documents, data changes, correspondence, monetary transactions, and other pertinent shareholder documents.

II. - Shareholder Services

         1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

         2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges systematic withdraws, pre-authorized drafts, FundSERV and wire order trades, problem solving and process telephone transactions.

*        3.  Customized recording of fund prices daily after
             regular business hours for shareholder access.

         4. Silent monitoring of shareholder calls by the phone supervisor to ensure exceptional customer service.

         5. Record and maintain tape recordings of all shareholder calls for a six month period.

         6. Phone Supervisor produces daily management reports of shareholder calls which track volumes, length of calls, average wait time and abandoned call rates to ensure quality service.

         7. Phone representatives are throughly trained through in house training programs on the techniques of providing Exceptional Customer Service.

         8. Customer inquiries received by letter or telephone are thoroughly researched by a correspondence team member. These inquiries include such items as, account/customer file information, complete historical account information, stop payments on checks and transaction details and lost certificates.

III. - Investment Processing

         1.  Initial investment (checks or Fed wires).

         2. Subsequent investments (checks or Fed wires) processed through lock box.

         3.  Pre-authorized investments (PAD) through ACH system.

         4.  Government allotments through ACH system.

         5. Prepare and process daily bank deposit of shareholder investments.

*        6.  NSCC - Fund/SERV trades.

IV. - Redemption Processing

         1.  Process letter redemption requests.

         2.  Process telephone redemption transactions.

         3. Establish Systematic Withdrawal file and process automated transactions on monthly basis.

         4. Issue checkbooks and process checkbook redemption through agent bank.

         5. Redemption proceeds distributed to shareholder by check, Fed wire or ACH processing.

*        6.  Provide NSCC - Fund/SERV trade processing.


V. - Exchange & Transfer Processing

         1.  Process legal transfers.

         2.  Process exchange transactions (letter and telephone requests).

         3.  Process ACATS transfers.


VI. - Retirement Plans

         1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
             a. Contribution processing
             b. Distribution processing
             c. Apply rollover transactions
             d. Process Transfer of Assets
             e. Letters of Acceptance to prior custodians
             f. Notify IRA holders of 70 1/2 requirements
             g. Calculate Required Minimum Distributions (RMD)
             h. Maintain beneficiary information file
             i. Solicit birth date information

         2.  Fund sponsored SEP-IRA plans offered using Semper
             Trust Company as custodian. Services include those listed under IRAs and:
             a. Identification of employer contributions

         3.  Fund sponsored Qualified plans offered:
             a. Plan document available
             b. Omnibus/master account processing only
             c. Produce annual statements
             d. Process contributions
             e. Process distributions
             f. Process rollover and Transfer of Assets transactions


VII. - Settlement & Control

         1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Fund's Accounting Agent by 10:00 am EST.

         2. Preparation of daily cash movement information to be passed to Fund's Accounting Agent and Custodian Bank by 10:00 a.m. EST for use in determining the Fund's daily cash availability.

         3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

         4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

         5. Process shareholder adjustments to include the proper notification of any booking entries needed, as well as any necessary cash movement.

         6. Settlement and review of the Fund's declared dividends and capital gains to include the following:
             a. Review record date report for accuracy of shares.
             b. Preparation of dividend settlement report after
                dividend is posted. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.
             c. Distribute copies to the Fund's Accounting Agent.
             d. Preparation of the checks prior to being mailed.
             e. Sending of any dividends via wires if requested.
             f. Preparation of cash movement sheets for the cash
                portion of the dividend payout on payable date.

         7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

         8.  Maintain inventory control for dividend check form.

         9. Aggregate tax filings for all FPS clients. Monthly deposits to the IRS of all types withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

         10. Timely settlement and cash movement for all NSCC/FundSERV activity.



IX. - Year End Processing

         1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid Tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

         2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

         3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

         4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

         5. Coordinate year end activity with client. Activities include producing year end statements, scheduling record dates for year dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

         6. Distribute Dividend Letter to funds for them to sign off on all distributions paid year to date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

         7. Coordinate the ordering of form and stock envelopes from vendor in preparation of tax reporting. Review against IRS requirements to ensure accuracy.

         8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year end statements and tax forms.

         9. Match and settle tax reporting totals to fund records and on-line data from Investar.

         10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and
             year end valuations. Quality assure forms before mailing to shareholders.

         11. Monitor IRS deadlines and special events such as cross over dividends and prior year IRA contributions.

         12. Prepare IRS magnetic tapes and appropriate forms for the filing of all reportable activity to the Internal Revenue Service.

X. - Client Services

         1. An Account Manager is assigned to each relationship. The Account Manager acts as the liaison between the Fund and the Transfer Agency. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up, and constant Fund interaction on daily operational issues.

             Specifically:
             a. Scheduling of dividends, proxies, report mailings
                and special mailings.
             b. Coordinate with the Fund the shipment of materials
                for scheduled mailings.
             c. Liaison between the Fund and support services for
                preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
             d. Handle all notification to the client regarding
                proxy tabulation through the meeting. Coordinate scheduling of materials including voted cards, tabulation letters, and shareholder list to be available for the meeting.
             e. Order special reports, tapes, discs for special
                systems requests received.
             f. Implement new operational procedures, i.e., check
                writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
             g. Coordinate with systems, services and operations,
                special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files, etc.
             h. Prepare standard operating procedures and review
                prospectuses for new start up funds and our
                current client base. Coordinate implementation of suggested changes with the Fund.
             i. Liaison between the Fund and the Transfer Agency
                staff regarding all service and operational issues.


         2.  Proxy Processing (Currently one free per year)
             a. Coordinate printing of cards with vendor.
             b. Coordinate mailing of cards with Account Manager
                and mailroom.
             c. Provide daily report totals to Account Manager for
                client notification.
             d. Preparation of affidavit of mailing documents.
             e. Provide one shareholder list.
             f. Prepare final tabulation letter.

         3.  Blue Sky Processing
             a. Maintain file with additions, deletions, changes
                and updates at the Fund's direction.
             b. Provide daily and monthly reports to enable the
                Fund to do necessary state filings.

* Separate fees will apply for these services.


                      DAILY REPORTS

             REPORT NUMBER           REPORT DESCRIPTION

                --                   Daily Activity Register
                024                  Tax Reporting Proof
                051                  Cash Receipts and Disbursement Proof
                053                  Daily Share Proof
                091                  Daily Gain/Loss Report
                104                  Maintenance Register
                044                  Transfer/Certificate Register
                056                  Blue Sky Warning Report




                     MONTHLY REPORTS


         REPORT DESCRIPTION

         Blue Sky
         Certificate Listing
         State Sales and Redemption
         Monthly Statistical Report
         Account Demographic Analysis
         Month To Date Sales - Demographics by Account Group
         Account Analysis by Type

                                                           Schedule "B"

    Shareholder Services and Transfer Agent Fee Schedule
                            for
                       The Bjurman Funds

This Fee Schedule is fixed for a period of two (2) years from the
                      Effective Date
         as that term is defined in the Agreement.

I.          Transfer Agent and Shareholder Services:

        $20.00 per account per year per portfolio
        $21.00 per account per year per portfolio for share classes with 12b-1 trails.

        Minimum monthly fee - $2,250 per portfolio
        Each additional class minimum monthly fee is $1,250.


II.     IRA's, 403(b) Plans, Defined Contribution/Benefit Plans:

        Account Maintenance Fee- $12.00 per account per year
        (normally charged to participants)

III.    FUND/SERV Processing (if applicable)

        $1,000 One time start-up fee

IV.     Networking Processing (if applicable)

        $1,000 One time start-up fee

V. Out of Pocket Expenses:
   The Bjurman Funds will reimburse FPS Services monthly for all reasonable out-of-pocket expenses, including postage, stationery (statements), telecommunications (telephone, fax, dedicated 800 line, on-line access), special reports, transmissions, records retention, tapes, couriers and any pre-approved travel expenses.

VI.     Additional Services
   Activities of a non-recurring nature including but not limited to fund consolidations, mergers, acquisitions, reorganizations or the addition or deletion of a series are not included herein, and will be quoted separately. To the extent The Bjurman Funds should decide to issue additional separate classes of shares, additional fees will apply. Any enhanced services, programming requests or reports will be quoted upon request.

                                                                Schedule "C"

                  Identification of Series


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of the Agreement:

                      "The Bjurman Funds"

        1.  Bjurman Micro-Cap Fund


This Schedule "C" may be amended from time to time by agreement of the Parties.